SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1)       Name and Address of Reporting Person:

         Mickle, John C.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830


2)       Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)


3)       IRS Number of Reporting Person, if an entity (voluntary)


4)       Statement for Month/Year:

         January 1999


5)       If Amendment, Date of Original ( Month/Year):

         N/A


6)       Relationship of Reporting Person to Issuer:

         (X)  Director      ( ) Officer (give title below)       ( )  10% Owner

         ( )  Other (specify below)


7)       Individual or Joint/Group Filing (Check Applicable Line)

          (X)  Form filed by one reporting person

          ( )  Form filed by more then one reporting person

TABLE I -NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                  Disposed (D)
                                                   ------------------------    --------------------------------------
                                                      Code           V            Amount        (A) or (D)     Price
--------------------     -------------------       ------------  ----------    -------------  --------------  -------

N/A                      N/A                       N/A            N/A          N/A            N/A             N/A

5.       Amount of Securities Beneficially Owned at End of Month

         None

6.       Ownership Form:            Direct (D) or Indirect (I)

         N/A

7.       Nature of Indirect Beneficial Ownership

         N/A

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g. , puts, calls, warrants, options, convertible securities)

1. Title of        2. Conversion of      3. Transaction     4. Transaction       5. Number of Derivative
   Derivative         Exercise Price        Date               Code                 Securities Acquired (A)
   Security           of Derivative                                                 or Disposed (D)
                      Security
--------------     -----------------     ---------------    ------------------   --------------------------
                                                            Code         V           (A)           (D)
                                                            ----     ---------   ------------  ------------

Stock Option       $66.75                January 8,1999      A                      2,000


6.   Date Exercisable and Expiration Date (Month/Day/Year)

     20% of option grant (ie, 400 options) exercisable on January 8th, 2000,
     2001, 2002, 2003 and 2004;   Expiration Date: January 7, 2009

7.   Title and Amount of Underlying Securities

     FactSet Research Systems Inc. Common Stock - 2,000 shares


8.   Price of Derivative Security

     N/A

9.   Number of Derivative Securities Beneficially Owned at End of Month

     12,000 stock options

10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

     D

11.  Nature of Indirect Beneficial Ownership

     N/A

Explanation of Responses:

     N/A

                                        Signature of Reporting Person

Dated:  February 10, 1999               /s/  John C. Mickle
                                        ---------------------------------------
                                        John C. Mickle